Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS GUANGZHOU CHINA FACILITY EXPERIENCES A FIRE

ST. LOUIS, September 5, 2012 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multilayer printed circuit boards and electro-mechanical solutions today announced that early on the morning of September 5, 2012, it experienced a fire contained to a part of one building on the campus of its printed circuit board manufacturing facility in Guangzhou City, China. There were no injuries resulting from the fire. Viasystems is assessing the detailed property damage that was caused by the fire, but believes that it has adequate insurance coverage. Further, Viasystems does not believe there will be any negative environmental impact resulting from the fire. Based on the preliminary review, Viasystems anticipates a portion of the plant will be out of service for a period of at least four to six weeks. Plans are being put in place to shift production to its other existing printed circuit board facilities to manage its customers’ needs.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes, and busbars. Viasystems’ approximately 15,600 employees around the world serve more than 1,000 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.